EXHIBIT 6.10

THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND THIS NOTE, THE SECURITIES AND ANY INTEREST THEREIN MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND SUCH LAWS, WHICH, IN THE OPINION OF COUNSEL FOR THE LENDER, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO COUNSEL FOR THIS COMPANY, IS AVAILABLE.

SECURED PROMISSORY NOTE

$229,000.00	March 29, 2017

FOR VALUE RECEIVED, Stealth Air Robotics Corp., a Delaware corporation, its successors and assigns (the “Company) promises to pay to the order of Ezra Green, located at _________________________(“Holder”) the aggregate principal amount set forth above (the “Principal Amount”), plus all accrued interest thereon, in accordance with the terms of this Secured Promissory Note (“Note”).

1. PAYMENT

All accrued interest and unpaid principal shall be due and payable on March 29, 2019 or on the date that Holder’s engagement with the Company is terminated for any reason, whichever occurs first (“Maturity Date”). Payment shall be made to Holder at the address provided by him in writing.

2. INTEREST

There shall be no interest due on this Note.

3. PREPAYMENT

The Company may prepay this Note in kind in accordance with Section 1, without payment or penalty.

4. SECURITY

As security for the prompt and complete payment and performance in full of all the of the Company’s obligations hereunder, the Company hereby assigns, conveys, mortgages, pledges, hypothecates and transfers to the Holder and hereby grants to the Holder, a senior security interest in and continuing lien on all of the Company’s right, title and interest in, to and under the following, in each case, whether now owned or existing or hereafter acquired or arising, and wherever located: all assets of the Company including, without limitation, but not limited to, goods, inventory and equipment, accounts, receivables, records, leases and leasehold interests, collateral records, investment property, intellectual property, financial assets, deposit accounts, money, general intangibles, chattel paper, commercial tort claims and proceeds of any and all of the foregoing. The Company agrees to execute documents satisfactory to Holder and necessary to enable evidence of the security interest granted to Holder as set forth above to be recorded in the appropriate county recorder’s office and to take whatever other action is necessary to perfect such security interest in favor of Holder, all at Company’s sole expense.

Initial: _______

1 of 4

5. REORGANIZATION

In case of any consolidation or merger of the Company with or into any other corporation, entity or person, or any other corporate reorganization, in which the Company shall not be the continuing or surviving entity of such consolidation, merger or reorganization (any such transaction being hereinafter referred to as a “Reorganization”), the Company shall ensure that the surviving entity in any Reorganization specifically assumes the Company’s obligations under this Note.

6. DEFAULT

The occurrence of any one of the following events shall constitute an Event of Default:

a)	The non-payment when due of any principal or interest pursuant to this Note.

b)	The breach of any material covenant or undertaking herein.

c)	The commencement by the Company of any voluntary proceeding under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, receivership, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or the adjudication of the Company as insolvent or bankrupt by a decree of a court of competent jurisdiction; or the petition or application by the Company for, acquiescence in, or consent by the Company to, the appointment of any receiver or trustee for the Company or for all or a substantial part of the property of the Company; or the assignment by the Company for the benefit of creditors; or the written admission of the Company of its inability to pay its debts as they mature.

d)	The commencement against the Company of any proceeding relating to the Company under any bankruptcy, reorganization, arrangement, insolvency, adjustment of debt, receivership, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, provided, however, that the commencement of such a proceeding shall not constitute an Event of Default unless the Company consents to the same or admits in writing the material allegations of same, or said proceeding shall remain undismissed for 20 days; or the issuance of any order, judgment or decree for the appointment of a receiver or trustee for the Company or for all or a substantial part of the property of the Company, which order, judgment or decree remains undismissed for 20 days; or a warrant of attachment, execution, or similar process shall be issued against any substantial part of the property of the Company.

e)	The Company liquidates, transfers, sells or assigns substantially all of its assets or elects to wind down its operations or dissolve.

There will be no cure period available for the Event of Default as defined in Section 8(c) and 8(d). Upon the occurrence of any other Event of Default, and provided such Event of Default has not been cured by the Company within five (5) business days after the occurrence of such Event of Default, the Holder, may, by written notice to the Company, declare all or any portion of the unpaid Principal Amount due to Holder, together with all accrued interest thereon, immediately due and payable; provided that upon the occurrence of an Event of Default as set forth in paragraph (c) or paragraph (d) hereof, all or any portion of the unpaid Principal Amount due to Holder, together with all accrued interest thereon, shall immediately become due and payable without any such notice. Holder shall also have all other remedies available under law and equity, including all rights of a secured creditor under the UCC.

In the event that Holder, at its sole discretion, elects not to accelerate this Note following an Event of Default, the interest rate on the unpaid principal of this Note will increase to the greater of 15% per year or the highest interest rate currently allowable under New York law for loans of this amount (the “Default Interest Rate”).

Initial: _______

2 of 4

7. SUCCESSION AND ASSIGNABILITY

This Note shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The Holder may assign any of its rights, interests, or obligations hereunder without further approval from the Company.

8. GOVERNING LAW

This Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of law provisions.

9. ATTORNEY’S FEES

In the event the Holder hereof shall refer this Note to an attorney to enforce the terms hereof, the Company agrees to pay all the costs and expenses incurred in attempting or effecting the enforcement of the Holder's rights, including reasonable attorney's fees, whether or not suit is instituted.

10. CONFORMITY WITH LAW

It is the intention of the Company and of the Holder to conform strictly to applicable usury and similar laws. Accordingly, notwithstanding anything to the contrary in this Note, it is agreed that the aggregate of all charges which constitute interest under applicable usury and similar laws that are contracted for, chargeable or receivable under or in respect of this Note, shall under no circumstances exceed the maximum amount of interest permitted by such laws, and any excess, whether occasioned by acceleration or maturity of this Note or otherwise, shall be canceled automatically, and if theretofore paid, shall be either refunded to the Company or credited on the Principal Amount of this Note.

11. WAIVER

Holder shall not be deemed to have waived any rights under this Note unless such waiver is given in a dated writing signed by Holder. No delay or omission on the part of Holder in exercising any right pursuant to this Note shall operate as a waiver of such right or any other right. A waiver by Holder of any provision of this Note or of any rights against any individual, entity or collateral shall not prejudice or constitute a waiver of strict compliance of any other provision of this Note by any other individual or entity. No prior waiver by Holder or course of dealing between Holder and any individual or entity collectively constituting the Company shall constitute a waiver of any rights of Holder or of any obligations pursuant to this Note.

12. NOTICES

Any notice or communication required or permitted hereunder shall be made in writing and given by facsimile, certified mail, hand delivery or overnight mail to the address provided herein, unless an alternative address is provided in writing. Each party may change the address or addressee to receive notice from time to time by giving notice in the foregoing manner. The person entitled to notice may waive any notice required under this Agreement in writing. Simultaneous email verification of any notice issued under this Section is requested, but not required. Notices may be given on behalf of a party as set forth below:

If to Borrower:	Stealth Air Robotics Corp.
Brookhaven Airport
Shirley NY, 11967

If to Lender, then to the address listed in the introductory paragraph.

Initial: _______

3 of 4

13. FURTHER ASSURANCES

The Company agrees to sign, deliver, and file any additional documents or certifications that Holder may consider necessary to perfect, continue, and preserve the Company’s obligations under this Note and to protect Holder’s rights hereunder.

IN WITNESS WHEREOF, the Company has executed and issued this Note as of above written date.

Stealth Air Robotics Corp.

By:
Name:
Title:

 Initial: _______

4 of 4